United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                   Commission File Number 1-9223
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                       Service Merchandise Company, Inc.
                       ---------------------------------
            (Exact name of registrant as specified in its charter)

           7100 Service Merchandise Boulevard, Brentwood, TN, 37027
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Series A Junior Preferred Stock Purchase Rights
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           (Title of each class of securities covered by this Form)

                                     None
                                     ----
 (Titles of all otehr classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |X|                   Rule 12h-3(b)(1)(i)  |_|
         Rule 12g-4(a)(1)(ii)  |_|                   Rule 12h-3(b)(1)(ii) |_|
         Rule 12g-4(a)(2)(i)   |_|                   Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii)  |_|                   Rule 12h-3(b)(2)(ii) |_|
                                                     Rule 15d-6 --------  |_|

Approximate number of holders of record as of the certification or notice date:
                                                                            None
                                                                            ----

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 27, 2003         BY:  C. Steven Moore, President
                              ----------------------------